As filed with the Securities and Exchange Commission on October 13, 2009

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CATHAY GENERAL BANCORP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4274680 (I.R.S. Employer Identification No.)
777 North Broadway Los Angeles, California 90012 (213) 625-4700 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Perry P. Oei, Esq.
Senior Vice President and General Counsel
Cathay General Bancorp
777 North Broadway Los Angeles, California 90012
(213) 625-4700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
David E. Shapiro, Esq.
Wachtell, Lipton, Rosen & Katz
51 W 52nd St
New York, NY 10019
(212) 403-1000

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ¨
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     x
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     x     333-161591
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ¨
          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ¨
          If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box.     ¨
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ¨ Non-accelerated filer ¨	Accelerated filer x Smaller reporting company ¨

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (2)
Common Stock, par value $0.01
Preferred Stock, par value $0.01
Preferred Stock Purchase Rights(3)
TOTAL	$13,524,000.00	$754.64

(1)	The proposed aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
This Registration Statement relates to the Registrant’s Registration Statement on Form S-3 (File No. 333-161591), which was declared effective by the
Securities and Exchange Commission (the “SEC”) on September 3, 2009 (the “Prior Registration Statement”). In accordance with Rule 462(b) under the Securities Act of 1933, as amended, the proposed maximum offering price of the remaining securities eligible to be sold under the Prior
Registration Statement ($67,621,039.51) is carried forward to this Registration Statement and an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% thereof, or $13,524,000.00, is registered hereby.

(2)	Calculated pursuant to rule 457(o) of the Securities Act of 1933, as amended.

(3)	This Registration Statement also relates to the rights to purchase shares of Series A Junior Participating Preferred Stock of the registrant, which are attached to all shares of common stock issued, pursuant to the terms of the registrant’s Rights Agreement dated November 16, 2000. Until the occurrence of prescribed events, the rights are not exercisable, are evidenced by certificates for the common stock and will be transferred with and only with such common stock.

In accordance with Rule 462(b) of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933, as amended, this Registration Statement shall become effective upon filing with the Commission.

EXPLANATORY NOTE AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          This Registration Statement on Form S-3 is being filed with respect to the registration of additional shares of common stock, par value $.01 per share, of Cathay General Bancorp, a Delaware corporation, pursuant to Rule 462(b) and General Instruction IV.A of Form S-3, both promulgated under the Securities Act of 1933, as amended.

          The Registrant hereby incorporates by reference into this Registration Statement on Form S-3 in its entirety the Registration Statement on Form S-3 (Registration No. 333-161591), which was declared effective by the Securities and Exchange Commission on September 3, 2009 including each of the documents filed by the Registrant and incorporated or deemed to be incorporated by reference therein and all exhibits thereto. The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

          All exhibits filed with or incorporated by reference in Registration Statement No. 333-161591 are incorporated by reference into, and shall be deemed a part of, this Registration Statement. The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit Number	Description
5.1	Opinion of Wachtell, Lipton, Rosen & Katz.
23.1	Consent of KPMG LLP.
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 5.1).

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on October 13, 2009.

CATHAY GENERAL BANCORP
By:	/s/ Dunson K. Cheng
Dunson K. Cheng Chairman, President, and Chief Executive Officer

Power of Attorney and Signatures

          Each person whose signature appears below appoints Dunson K. Cheng and Heng W. Chen, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant to be filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dunson K. Cheng
Dunson K. Cheng	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	October 13, 2009
/s/ Heng W. Chen
Heng W. Chen	Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)	October 13, 2009
/s/ Peter Wu
Peter Wu	Director	October 13, 2009
/s/ Anthony M. Tang
Anthony M. Tang	Director	October 13, 2009
/s/ Kelly L. Chan
Kelly L. Chan	Director	October 13, 2009
/s/ Michael M.Y. Chang
Michael M.Y. Chang	Director	October 13, 2009
/s/ Thomas C.T. Chiu
Thomas C.T. Chiu	Director	October 13, 2009
/s/ Nelson Chung
Nelson Chung	Director	October 13, 2009
/s/ Patrick S.D. Lee
Patrick S.D. Lee	Director	October 13, 2009
/s/ Ting Liu
Ting Liu	Director	October 13, 2009
/s/ Joseph C.H. Poon
Joseph C.H. Poon	Director	October 13, 2009

/s/ Thomas G. Tartaglia
Thomas G. Tartaglia	Director	October 13, 2009

EXHIBIT 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

October 13, 2009 Cathay General Bancorp 777 North Broadway Los Angeles, California 90012 Re: Cathay General Bancorp, Registration Statement on Form S-3 Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 (the “Additional Registration Statement”) to be filed on the date hereof by Cathay General Bancorp, a Delaware corporation (the “Company”) with the Securities and Exchange Commission, which registers additional securities contained in the initial Registration Statement on Form S-3, Registration No. 333-161591, declared effective on September 3, 2009 (the “Initial Registration Statement”). The Additional Registration Statement, that is automatically effective under the Act pursuant to Rule 462(b) promulgated thereunder, registers additional securities of the same class as those registered in the Initial Registration Statement in an amount and price having a proposed maximum aggregate offering price of no more than 20% thereof, or $13,524,000.00. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Initial Registration Statement and the Additional Registration Statement.

          We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (e) a prospectus supplement will have been filed with the Securities and Exchange Commission describing the Securities offered thereby; (f) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (g) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (h) any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise and (i) with respect to shares of Common Stock or Preferred Stock offered, there will be sufficient shares of Common Stock or Preferred Stock authorized under the Company’s organizational documents and not otherwise reserved for issuance. We have assumed that the terms of the Securities will have been established so as not to, and that the execution and delivery by the Company and the performance of its obligations under, the Securities will not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is subject, (ii) any law, rule or regulation to which the Company is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

          Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that:

          1. With respect to the shares of any series of Preferred Stock to be offered by the Company pursuant to the Registration Statement (the “Offered Preferred Shares”), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act, (ii) an appropriate prospectus supplement or term sheet with respect to the Offered Preferred Shares has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder, (iii) if the Offered Preferred Shares are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Preferred Shares has been duly authorized, executed and delivered by the Company and the other parties thereto, (iv) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance, terms and sale of the Offered Preferred Shares, the consideration to be received therefor and related matters, (v) a Certificate of Designation conforming to the Delaware General Corporation Law regarding such series of Preferred Stock has been filed with the Secretary of State of the State of Delaware, (vi) the terms of the Offered Preferred Shares and of their issuance and sale have been duly established in conformity with the terms of the particular series as established by the Board, so as not to violate any applicable law, the organizational documents of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (vii) certificates in the form required under the Delaware General Corporation Law representing the Offered Preferred Shares are duly executed, countersigned, registered and delivered upon payment of the agreed-upon consideration therefor, the Offered Preferred Shares, when issued or sold in accordance with the applicable underwriting agreement or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be legally issued, fully paid and nonassessable.

          2. With respect to any shares of Common Stock to be offered by the Company pursuant to the Registration Statement (the “Offered Common Shares”), when (i) the Registration Statement, as finally amended (including all necessary post effective amendments), has become effective under the Act, (ii) an appropriate prospectus supplement or term sheet with respect to the Offered Common Shares has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder, (iii) if the Offered Common Shares are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Common Shares has been duly authorized, executed and delivered by the Company and the other parties thereto, (iv) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Offered Common Shares, the consideration to be received therefor and related matters, (v) the terms of the issuance and sale of the Offered Common Shares have been duly established in conformity with the organizational documents of the Company, do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (vi) certificates in the form required under the Delaware General Corporation Law representing the Offered Common Shares are duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefor, the Offered Common Shares (including any shares of Common Stock duly issued upon conversion of any Preferred Stock registered), when issued and sold in accordance with the applicable underwriting agreement with respect to the Offered Common Shares or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be legally issued, fully paid and nonassessable.

          The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration and (vi) limit the waiver of rights under usury laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities and their governing documents.

          This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

          We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

          We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours, /s/ Wachtell, Lipton, Rosen & Katz

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Cathay General Bancorp:

          We consent to the incorporation by reference in the registration statement on Form S-3 of Cathay General Bancorp of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Cathay General Bancorp and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Cathay General Bancorp.

/s/ KPMG LLP KPMG LLP

Los Angeles, California October 9, 2009